EXHIBIT 99.1

Stock Yards Bancorp Reports Record Fourth Quarter Earnings of $31.7 Million or $1.07 Per Diluted Share and Record Earnings for the Year

Results Highlighted by Linked Quarter Net Interest Margin Expansion and Double-Digit Year to Date Loan Growth

LOUISVILLE, Ky., Jan. 22, 2025 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported record earnings of $31.7 million, or $1.07 per diluted share, for the fourth quarter ended December 31, 2024. This compares to net income of $23.9 million, or $0.82 per diluted share, for the fourth quarter of 2023. For the year ended December 31, 2024, the Company produced record net income of $114.5 million, and diluted earnings per share of $3.89 compared to $107.7 million and $3.67 for the same period in 2023, respectively. Continued strong loan growth and net interest margin expansion contributed to exceptional fourth quarter and full year 2024 operating results.

(dollar amounts in thousands, except per share data)	4Q24	3Q24	4Q23
Net income	$31,694	$29,360	$23,944
Net income per share, diluted	1.07	1.00	0.82

Net interest income	$69,969	$64,979	$62,016
Provision for credit losses(1)	2,675	4,325	6,046
Non-interest income	23,507	24,797	24,417
Non-interest expenses	51,657	48,452	50,013

Net interest margin	3.44%	3.33%	3.25%
Efficiency ratio(2)	55.21%	53.92%	57.80%
Tangible common equity to tangible assets(3)	8.44%	8.79%	8.09%
Annualized return on average assets(4)	1.45%	1.39%	1.17%
Annualized return on average equity(4)	13.45%	12.83%	11.62%

“We delivered record fourth quarter and full year 2024 operating results, reflecting substantial loan growth, strong revenue generation and net interest margin expansion,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “In addition to record earnings, total loans increased a record $749 million, or 13%, over the last 12 months, with $242 million of growth generated during the fourth quarter. We experienced growth within nearly all loan categories and across all markets. Our Indianapolis market, which was established in 2004 with a single loan production office, has grown organically one account at a time and surpassed $1.00 billion in loans for the first time during the quarter. Contributing to overall loan growth during the year was an increase in total line of credit utilization, which reached its highest level since 2019. While 2024 represented the strongest annual period of loan growth year in our history (in terms of dollar expansion), we anticipate overall growth moderating towards historical levels in 2025.

“Deposit balances grew nicely during the fourth quarter, expanding $440 million, or 7% and growing $496 million, or 7%, over the past 12 months,” Hillebrand continued. “Each of our markets posted deposit growth for the second consecutive quarter, led by time deposit, money market and seasonal public funds accounts. We continue to focus on organic growth while improving our funding position, which contributed to net interest margin expansion for the third consecutive linked quarter. Fourth quarter net interest margin expanded 19 basis points compared to a year ago and 11 basis points on the linked quarter, boosted by substantial loan growth, higher interest earning asset yields and a reduction in our cost of funds. We anticipate this expansion to continue into 2025, with potential cost of funds pressure being more than offset by expected earning asset and yield growth.

“In 2024, we celebrated our 120th anniversary, highlighting more than a century of personal relationships, community development and growth to support our valued customers. During the year, we increased our community support initiatives throughout our markets, and as we look to 2025, we remain focused on meeting the evolving needs of our customers, while also supporting our employees, communities, and shareholders,” said Hillebrand.

As of December 31, 2024, the Company had $8.86 billion in assets, $6.52 billion in loans and $7.17 billion in total deposits. The Company’s combined enterprise, which encompasses 72 branch offices across three contiguous states, will continue to benefit from a diversified geographic footprint.

Key factors contributing to the fourth quarter of 2024 results included:

  Total loans increased $749 million, or 13%, over the last 12 months, while growing a record $242 million, or 4%, on the linked quarter. Broad based loan growth during the quarter included increases in all markets for the third consecutive quarter, with the Indianapolis market reaching the $1.00 billion threshold for the first time. Nearly all loan categories expanded on the linked quarter. Commercial real estate loan growth of $203 million led all categories, benefiting from strong construction-to-permanent financing conversion during the quarter. The yield earned on total loans totaled 6.10% for the fourth quarter of 2024, with yield expansion and increased production driving a 31-basis point increase compared to the same period in 2023.
  Deposit balances expanded $496 million, or 7%, over the last 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher cost deposits. Non-interest-bearing demand accounts declined $93 million, or 6%, while interest-bearing deposits grew $589 million, or 11%, led by time deposit and money market growth. On the linked quarter, total deposits expanded $440 million, or 7%. Non-interest-bearing demand accounts decreased $52 million, or 3%, while total interest-bearing deposit accounts increased $492 million, or 9%, led by interest bearing demand, money market and time deposit growth.
  Net interest income increased $8.0 million, or 13%, for the fourth quarter of 2024 compared to the fourth quarter a year ago, with net interest margin expanding 19 basis points to 3.44%, as the overall growth in interest earning assets and yield growth outpaced cost of funds expansion. On the linked quarter, net interest income increased $5.0 million, or 8%, while net interest margin expanded 11 basis points.
  Provision for credit loss expense(1) of $2.7 million was recorded for the fourth quarter of 2024, primarily attributed to strong loan growth offset by improvement within the Federal Reserve Bank’s unemployment rate forecast used in the CECL allowance model. Traditional credit quality statistics remained strong at year-end.
  Non-interest income declined $910,000, or 4%, over the fourth quarter of 2023. Wealth Management & Trust (WM&T) income expanded $247,000, or 2%, to $10.3 million, with the growth trend muted by a decline in net new business expansion, a reduction in quarterly estate fees and market performance. Treasury management fees grew $144,000, or 6%, over the last 12 months to $2.7 million. Other non-interest income decreased $1.6 million, or 77%, as the fourth quarter of 2023 included several non-recurring items, including a Visa Class B stock gain of $487,000, a net gain on the sale of OREO of $207,000, Insurance Captive income of $235,000 and additional swap fee income of $284,000.
  Total non-interest expenses increased $1.6 million, or 3%, during the fourth quarter of 2024 compared to the fourth quarter of 2023, and increased $3.2 million, or 7%, on the linked quarter.
  Tangible common equity per share(3) was $24.82 on December 31, 2024, compared to $24.58 on September 30, 2024, and $21.95 on December 31, 2023.

Highlights for the year ended December 31, 2024:

  Loans grew a record $749 million, or 13%, over the past 12 months, marking the fourth consecutive year of double- digit organic loan growth. Nearly all loan categories expanded with commercial real estate loans posting the highest gain.
  Average loans increased $663 million, or 12%, for the year.
  Total line of credit utilization expanded to 46%, with Commercial & Industrial (C&I) line utilization reaching 34%, the highest level achieved in both categories in five years.
  Deposit balances grew by $496 million, or 7%, over the past 12 months. Interest bearing demand, money market, and time deposit expansion was partially offset by the decline in non-interest-bearing demand accounts.
  Net interest income increased $9.7 million, or 4%, to a record $257.0 million for 2024.
  Despite the increase in net interest income, net interest margin contracted eight basis points to 3.31% in 2024 over 2023, as cost of funds expansion outpaced earning asset yields.
  Total non-interest income increased $3.0 million, or 3%, to a record $95.2 million in 2024 over 2023.
  Customer expansion and increased transaction volume led to record 2024 card, treasury management and brokerage income.

Hillebrand concluded, “In November, we were once again nationally recognized by American Banker Magazine as one of the Best Banks to Work For in 2024. This program identifies and honors U.S. banks for outstanding employee satisfaction. This is the fourth consecutive year we have achieved this recognition, which is a testament to the dedication of each of our 1,000 + employees.”

Results of Operations – Fourth Quarter 2024, Compared with Fourth Quarter 2023

Net interest income, the Company’s largest source of revenue, increased by $8.0 million, or 13%, to $70.0 million. Strong organic loan growth and correlating interest income expansion contributed to significant net interest income expansion.

  Total interest income increased by $15.1 million, or 16%, to $110.3 million.
    Interest income and fees on loans increased $15.1 million, or 18%, over the prior year quarter. Consistent with the $706 million, or 12%, increase in average loans and interest rate expansion, the average quarterly yield earned on loans increased 31 basis points over the past 12 months to 6.10%.
    Interest income on securities increased $310,000, or 4%, compared to the fourth quarter of 2023. While average securities balances declined $182 million, or 11%, over the past 12 months, the rate earned on securities improved 35 basis points to 2.40%, as a result of lower-yielding investment maturities. Over the past 12 months, cash flows from investment portfolio maturities and amortization have been utilized to fund loan growth and provide liquidity in lieu of redeployment into the portfolio.
    Interest income on overnight funds decreased $469,000, or 13%, consistent with the $8 million, or 3%, average balance decrease and the decline in interest rates compared to the prior quarter.
  Total interest expense increased $7.1 million, or 21%, to $40.3 million, as the cost of interest-bearing liabilities increased 23 basis points to 2.67%.
    Interest expense on deposits increased $6.4 million, or 22% over the past 12 months, as the overall cost of interest- bearing deposits increased to 2.59% in the fourth quarter of 2024 from 2.34% in the fourth quarter of 2023. Interest expense expansion was spread over most deposit categories, with time deposits and money market interest expense expanding the most.
    Interest expense on Federal Home Loan Bank (FHLB) advances increased $820,000, or 38%, with the cost of funds declining 21 basis points to 3.95%. While the Bank did not utilize overnight advances during the fourth quarter of 2024, an additional $100 million long-term advance was entered into along with a related interest rate swap.

The Company recorded provision for credit losses on loans of $2.2 million for the fourth quarter of 2024, consistent with strong loan growth and $625,000 of net charge-offs, partially offset by improved unemployment rate projections. In addition, $450,000 of provision for credit losses on off balance sheet exposures was recorded, driven mainly by an increase in expected future utilization within the Construction and Land Development (C&LD) loan portfolio. For the fourth quarter of 2023, the Company recorded $5.8 million in provision for credit losses on loans and $275,000 of provision for credit losses off balance sheet exposures associated with line of credit expansion. Also, during the fourth quarter of 2023 the Bank recorded $4.5 million of net-charge offs, with $4.1 million related to one isolated C&I relationship.

Non-interest income decreased $910,000, or 4%, to $23.5 million compared to the fourth quarter of 2023.

  WM&T income ended the fourth quarter of 2024 at $10.3 million, increasing $247,000, or 2%, over the fourth quarter of 2023. WM&T income expansion was muted by a decline in net new business expansion, a reduction in quarterly estate fees and market performance.
  Compared to the fourth quarter of 2023, treasury management fees increased $144,000, or 6%, to $2.7 million. Consistent treasury management growth has been driven by strong transaction volume, organic growth, modified fee schedules, strong foreign exchange income and new product sales.
  Card income set a quarterly record, increasing $20,000 over the fourth quarter of 2023. Debit card income reached a quarterly record of $3.9 million.
  Other non-interest income, which includes swap fees, letter of credit fees and OREO activity, decreased by $1.6 million or 77%. The Company’s Insurance Captive, which was not renewed in 2024, contributed approximately $235,000 to other non-interest income in the fourth quarter of 2023. In addition, a Visa Class B stock gain of $487,000, a net gain on the sale of OREO of $207,000 and additional swap fee income of $284,000 all contributed to strong other non-interest income for the fourth quarter of 2023.

Non-interest expenses increased $1.6 million, or 3%, compared to the fourth quarter of 2023, to $51.7 million.

  Compensation and benefits expense combined to increase $2.8 million, or 10%, compared to the fourth quarter of 2023, consistent with increased bonus levels and full-time equivalent employee expansion. Bonus expense increased $1.3 million in the fourth quarter of 2024 compared to the fourth quarter a year ago, consistent with record loan growth and record operating results.
  Net occupancy and equipment expenses decreased $1.2 million, or 24%, over the fourth quarter of 2023, as the prior period included expenses related to the relocation of the WM&T group to a consolidated central location.
  Marketing and business development expense increased $1.1 million, or 60%, compared to the fourth quarter of 2023. The quarter over prior year quarter increase relates to elevated advertising expense tied to time deposit product promotions and additional community support expense to bolster the Bank’s Foundation, which was formed to support the charitable causes in the communities in which the Bank operates.
  Other non-interest expenses declined $830,000, or 27%, compared to the fourth quarter of 2023, primarily due to modifications made to the corporate credit card reward program and significant declines in check and card losses.

Financial Condition – December 31, 2024, Compared with December 31, 2023

Total assets increased $693 million, or 8%, year over year to $8.86 billion.

Total loans increased $749 million, or 13%, to $6.52 billion, with growth spread across all categories and markets. Total line of credit usage ended at 46% as of December 31, 2024, compared to 39% as of December 31, 2023. C&I line of credit usage expanded to 34% as of period end, representing the highest level of utilization since 2020, however well below pre-pandemic levels.

Total investment securities decreased $111 million, or 8%, year over year. Over the past 12 months, cash flows from the investment portfolio have been utilized to fund loan growth and provide liquidity in lieu of redeployment.

Total deposits increased $496 million, or 7%, over the past 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher cost deposits. Non-interest-bearing demand accounts declined $93 million, or 6%, while interest-bearing deposits grew $589 million, or 11%, led by $255 million of time deposit growth and $184 million of growth in money market balances.

Non-performing loans totaled $22 million, or 0.34% of total loans outstanding on December 31, 2024, compared to $19 million, or 0.33% of total loans outstanding on December 31, 2023. The ratio of allowance for credit losses to loans ended at 1.33% on December 31, 2024, compared to 1.38% on December 31, 2023.

As of December 31, 2024, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios experiencing meaningful growth. Total equity to assets(3) was 10.61% and the tangible common equity ratio(3) was 8.44% on December 31, 2024, compared to 10.50% and 8.09% on December 31, 2023, respectively.

In November 2024, the board of directors declared a quarterly cash dividend to $0.31 per common share. The dividend was paid December 31, 2024, to shareholders of record as of December 16, 2024.

No shares have been purchased since 2020, and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2025.

Results of Operations – Fourth Quarter 2024, Compared with Third Quarter 2024

Net interest margin improved 11 basis points on the linked quarter to 3.44%, boosted by strong loan growth, higher interest earning asset yields and a decline in cost of funds.

Net interest income increased $5.0 million, or 8%, over the prior quarter to $70.0 million.

  Total interest income increased $4.6 million, or 4%.
    Interest income on loans, including fees, increased $2.1 million, or 2%. Average loans increased $208 million, or 3%, and the corresponding yield earned declined 7 basis points to 6.10%.
  Total interest expense decreased $404,000, or 1%.
    Interest expense on deposits, which increased $2.1 million, or 6%, was more than offset by the decline in FHLB borrowings, as no overnight advances were utilized during the fourth quarter.

During the fourth quarter of 2024, the Company recorded $2.7 million in provision for credit losses(1), which included a $2.2 million in provision for credit losses on loans and $450,000 of provision for credit losses for off-balance sheet exposures. During the third quarter of 2024, the Company recorded $4.3 million in provision for credit losses on loans and no provision for credit losses on off-balance sheet exposures.

Non-interest income decreased $1.3 million, or 5%, on the linked quarter, to $23.5 million. WM&T income declined $585,000, or 5%, consistent with a decline in net new business expansion, a reduction in quarterly estate fees and market performance.

Non-interest expenses increased $3.2 million, or 7% on the linked quarter to $51.7 million, due to increases in compensation expense and marketing and business development expenses, which included additional community support expense.

Financial Condition – December 31, 2024, Compared with September 30, 2024

Total assets increased $426 million, or 5%, on the linked quarter to $8.86 billion.

Total loans expanded a record $242 million, or 4%, on the linked quarter, led by increases in nearly every loan category. Total line of credit usage was 46% as of December 31, 2024, compared to 43% as of September 30, 2024. C&I line of credit usage totaled 34% as of December 31, 2024, compared to 32% as of September 30, 2024.

Total deposits increased $440 million, or 7%, on the linked quarter. Non-interest-bearing demand accounts decreased $52 million, or 3%, while total interest-bearing deposit accounts increased $492 million, or 9%.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $8.86 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2023, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:
T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2024 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Income Statement Data	2024	2023	2024	2023

Net interest income, fully tax equivalent (5)	$ 70,057	$ 62,112	$ 257,400	$ 247,869
Interest income:
Loans	$ 97,815	$ 82,715	$ 369,362	$ 302,044
Federal funds sold and interest bearing due from banks	3,057	3,526	9,256	8,411
Mortgage loans held for sale	80	38	232	211
Federal Home Loan Bank stock	705	621	2,306	1,560
Investment securities	8,651	8,341	31,723	34,470
Total interest income	110,308	95,241	412,879	346,696
Interest expense:
Deposits	36,055	29,645	133,541	81,585
Securities sold under agreements to repurchase	793	658	3,432	2,087
Federal funds purchased	76	185	471	689
Federal Home Loan Bank advances	2,975	2,155	16,444	12,768
Subordinated debentures	440	582	1,951	2,235
Total interest expense	40,339	33,225	155,839	99,364
Net interest income	69,969	62,016	257,040	247,332
Provision for credit losses (1)	2,675	6,046	9,725	13,796
Net interest income after provision for credit losses	67,294	55,970	247,315	233,536
Non-interest income:
Wealth management and trust services	10,346	10,099	42,843	39,802
Deposit service charges	2,276	2,244	8,906	8,866
Debit and credit card income	5,394	5,374	20,082	19,438
Treasury management fees	2,675	2,531	11,064	10,033
Mortgage banking income	781	823	3,858	3,705
Loss on sale of securities	-	(44)	-	(44)
Net investment product sales commissions and fees	991	860	3,571	3,205
Bank owned life insurance	626	576	2,443	2,253
Loss on sale of premises and equipment	(61)	(105)	(100)	(30)
Other	479	2,059	2,563	4,992
Total non-interest income	23,507	24,417	95,230	92,220
Non-interest expenses:
Compensation	26,453	24,494	100,842	91,876
Employee benefits	4,677	3,829	20,268	18,451
Net occupancy and equipment	3,929	5,150	15,193	16,384
Technology and communication	4,744	4,612	19,207	17,318
Debit and credit card processing	1,860	1,719	7,262	6,481
Marketing and business development	2,815	1,754	6,924	5,990
Postage, printing and supplies	905	903	3,645	3,604
Legal and professional	843	1,293	4,111	3,958
FDIC insurance	1,171	1,060	4,539	3,911
Capital and deposit based taxes	653	601	2,781	2,476
Intangible amortization	1,330	1,167	4,485	4,686
Amortization of investments in tax credit partnerships	-	324	-	1,294
Other	2,277	3,107	8,922	11,400
Total non-interest expenses	51,657	50,013	198,179	187,829
Income before income tax expense	39,144	30,374	144,366	137,927
Income tax expense	7,450	6,430	29,827	30,179
Net income	$ 31,694	$ 23,944	$ 114,539	$ 107,748

Net income per share - Basic	$ 1.08	$ 0.82	$ 3.91	$ 3.69
Net income per share - Diluted	1.07	0.82	3.89	3.67
Cash dividend declared per share	0.31	0.30	1.22	1.18

Weighted average shares - Basic	29,319	29,226	29,288	29,212
Weighted average shares - Diluted	29,493	29,331	29,421	29,343

			December 31,
Balance Sheet Data			2024	2023

Investment securities			$ 1,360,285	$ 1,471,016
Loans			6,520,402	5,771,038
Allowance for credit losses on loans			86,943	79,374
Total assets			8,863,419	8,170,102
Non-interest bearing deposits			1,456,138	1,548,624
Interest bearing deposits			5,710,263	5,122,124
Federal Home Loan Bank advances			300,000	200,000
Accumulated other comprehensive income (loss)			(91,151)	(92,798)
Stockholders' equity			940,476	858,103

Total shares outstanding			29,431	29,329
Book value per share (3)			$ 31.96	$ 29.26
Tangible common equity per share (3)			24.82	21.95
Market value per share			71.61	51.49

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2024 Earnings Release
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Average Balance Sheet Data	2024	2023	2024	2023

Federal funds sold and interest bearing due from banks	$ 251,209	$ 258,950	$ 178,252	$ 164,314
Mortgage loans held for sale	6,335	5,305	5,508	6,822
Investment securities	1,436,748	1,618,799	1,482,672	1,687,639
Federal Home Loan Bank stock	23,475	20,519	26,386	22,123
Loans	6,381,869	5,676,193	6,085,782	5,422,865
Total interest earning assets	8,099,636	7,579,766	7,778,600	7,303,763
Total assets	8,718,416	8,116,569	8,376,739	7,775,574
Non-interest bearing deposits	1,492,624	1,663,962	1,504,844	1,763,157
Interest bearing deposits	5,531,441	5,025,240	5,153,189	4,608,575
Total deposits	7,024,065	6,689,202	6,658,033	6,371,732
Securities sold under agreements to repurchase	148,414	130,148	154,387	123,111
Federal funds purchased	6,508	13,606	8,812	13,794
Federal Home Loan Bank advances	300,000	205,435	369,331	280,068
Subordinated debentures	26,806	26,706	26,803	26,558
Total interest bearing liabilities	6,013,169	5,401,135	5,712,522	5,052,106
Accumulated other comprehensive income (loss)	(81,585)	(125,843)	(91,299)	(112,029)
Total stockholders' equity	937,782	817,682	896,971	801,593

Performance Ratios
Annualized return on average assets (4)	1.45%	1.17%	1.37%	1.39%
Annualized return on average equity (4)	13.45%	11.62%	12.77%	13.44%
Net interest margin, fully tax equivalent	3.44%	3.25%	3.31%	3.39%
Non-interest income to total revenue, fully tax equivalent	25.12%	28.22%	27.01%	27.12%
Efficiency ratio, fully tax equivalent (2)	55.21%	57.80%	56.20%	55.23%

Capital Ratios
Total stockholders' equity to total assets (3)			10.61%	10.50%
Tangible common equity to tangible assets (3)			8.44%	8.09%
Average stockholders' equity to average assets			10.71%	10.31%
Total risk-based capital			12.73%	12.56%
Common equity tier 1 risk-based capital			11.17%	11.04%
Tier 1 risk-based capital			11.52%	11.43%
Leverage			9.94%	9.62%

Loan Segmentation
Commercial real estate - non-owner occupied			$ 1,835,935	$ 1,561,689
Commercial real estate - owner occupied			1,002,853	907,424
Commercial and industrial			1,438,654	1,307,128
Residential real estate - owner occupied			805,080	708,893
Residential real estate - non-owner occupied			382,744	358,715
Construction and land development			623,005	531,324
Home equity lines of credit			247,433	211,390
Consumer			144,644	145,340
Leases			15,514	15,503
Credit cards			24,540	23,632
Total loans and leases			$ 6,520,402	$ 5,771,038

Deposit Segmentation
Interest bearing demand			$ 2,649,142	$ 2,480,357
Savings			419,355	438,834
Money market			1,403,978	1,219,656
Time deposits			1,237,788	983,277
Non-Interest bearing deposits			1,456,138	1,548,624
Total deposits			$ 7,166,401	$ 6,670,748

Asset Quality Data
Non-accrual loans			$ 21,727	$ 19,058
Modifications to borrowers experiencing financial difficulty			-	-
Loans past due 90 days or more and still accruing			487	110
Total non-performing loans			22,214	19,168
Other real estate owned			10	10
Total non-performing assets			$ 22,224	$ 19,178
Non-performing loans to total loans			0.34%	0.33%
Non-performing assets to total assets			0.25%	0.23%
Allowance for credit losses on loans to total loans			1.33%	1.38%
Allowance for credit losses on loans to average loans			1.43%	1.46%
Allowance for credit losses on loans to non-performing loans			391%	414%
Net (charge-offs) recoveries	$ (625)	$ (4,472)	$ (1,231)	$ (6,628)
Net (charge-offs) recoveries to average loans (6)	-0.01%	-0.08%	-0.02%	-0.12%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2024 Earnings Release
	Quarterly Comparison
Income Statement Data	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23

Net interest income, fully tax equivalent (5)	$ 70,057	$ 65,064	$ 62,113	$ 60,167	$ 62,112
Net interest income	$ 69,969	$ 64,979	$ 62,022	$ 60,070	$ 62,016
Provision for credit losses (1)	2,675	4,325	1,300	1,425	6,046
Net interest income after provision for credit losses	67,294	60,654	60,722	58,645	55,970
Non-interest income:
Wealth management and trust services	10,346	10,931	10,795	10,771	10,099
Deposit service charges	2,276	2,314	2,180	2,136	2,244
Debit and credit card income	5,394	5,083	4,923	4,682	5,374
Treasury management fees	2,675	2,939	2,825	2,625	2,531
Mortgage banking income	781	1,112	1,017	948	823
Loss on sale of securities	-	-	-	-	(44)
Net investment product sales commissions and fees	991	915	800	865	860
Bank owned life insurance	626	634	595	588	576
Gain (loss) on sale of premises and equipment	(61)	(59)	20	-	(105)
Other	479	928	500	656	2,059
Total non-interest income	23,507	24,797	23,655	23,271	24,417
Non-interest expenses:
Compensation	26,453	25,534	24,634	24,221	24,494
Employee benefits	4,677	4,629	5,086	5,876	3,829
Net occupancy and equipment	3,929	3,775	3,819	3,670	5,150
Technology and communication	4,744	4,500	4,894	5,069	4,612
Debit and credit card processing	1,860	1,845	1,811	1,746	1,719
Marketing and business development	2,815	1,438	1,596	1,075	1,754
Postage, printing and supplies	905	901	913	926	903
Legal and professional	843	968	1,185	1,115	1,293
FDIC insurance	1,171	1,095	1,161	1,112	1,060
Capital and deposit based taxes	653	825	673	630	601
Intangible amortization	1,330	1,052	1,051	1,052	1,167
Amortization of investments in tax credit partnerships	-	-	-	-	324
Other	2,277	1,890	2,286	2,469	3,107
Total non-interest expenses	51,657	48,452	49,109	48,961	50,013
Income before income tax expense	39,144	36,999	35,268	32,955	30,374
Income tax expense	7,450	7,639	7,670	7,068	6,430
Net income	$ 31,694	$ 29,360	$ 27,598	$ 25,887	$ 23,944

Net income per share - Basic	$ 1.08	$ 1.00	$ 0.94	$ 0.89	$ 0.82
Net income per share - Diluted	1.07	1.00	0.94	0.88	0.82
Cash dividend declared per share	0.31	0.31	0.30	0.30	0.30

Weighted average shares - Basic	29,319	29,299	29,283	29,250	29,226
Weighted average shares - Diluted	29,493	29,445	29,383	29,361	29,331

	Quarterly Comparison
Balance Sheet Data	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23

Cash and due from banks	$ 78,925	$ 108,825	$ 85,441	$ 71,676	$ 94,466
Federal funds sold and interest bearing due from banks	212,095	144,241	118,910	88,547	171,493
Mortgage loans held for sale	6,286	4,822	6,438	6,462	6,056
Investment securities	1,360,285	1,236,744	1,342,354	1,379,212	1,471,016
Federal Home Loan Bank stock	21,603	29,419	31,462	24,675	16,236
Loans	6,520,402	6,278,133	6,070,963	5,849,715	5,771,038
Allowance for credit losses on loans	86,943	85,343	82,155	80,897	79,374
Goodwill	194,074	194,074	194,074	194,074	194,074
Total assets	8,863,419	8,437,280	8,315,325	8,123,128	8,170,102
Non-interest bearing deposits	1,456,138	1,508,203	1,482,514	1,481,217	1,548,624
Interest bearing deposits	5,710,263	5,217,870	5,086,724	5,127,863	5,122,124
Securities sold under agreements to repurchase	162,967	149,852	152,948	162,528	152,991
Federal funds purchased	6,525	6,442	10,029	9,961	12,852
Federal Home Loan Bank advances	300,000	325,000	400,000	200,000	200,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,740
Accumulated other comprehensive income (loss)	(91,151)	(75,273)	(94,980)	(95,054)	(92,798)
Stockholders' equity	940,476	934,094	894,535	874,711	858,103

Total shares outstanding	29,431	29,414	29,388	29,393	29,329
Book value per share (3)	$ 31.96	$ 31.76	$ 30.44	$ 29.76	$ 29.26
Tangible common equity per share (3)	24.82	24.58	23.22	22.50	21.95
Market value per share	71.61	61.99	49.67	48.91	51.49

Capital Ratios
Total stockholders' equity to total assets (3)	10.61%	11.07%	10.76%	10.77%	10.50%
Tangible common equity to tangible assets (3)	8.44%	8.79%	8.42%	8.36%	8.09%
Average stockholders' equity to average assets	10.76%	10.86%	10.65%	10.56%	10.07%
Total risk-based capital	12.73%	12.73%	12.62%	12.69%	12.56%
Common equity tier 1 risk-based capital	11.17%	11.16%	11.07%	11.11%	11.04%
Tier 1 risk-based capital	11.52%	11.52%	11.43%	11.49%	11.43%
Leverage	9.94%	10.05%	9.95%	9.82%	9.62%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2024 Earnings Release
	Quarterly Comparison
Average Balance Sheet Data	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23

Federal funds sold and interest bearing due from banks	$ 251,209	$ 148,818	$ 158,512	$ 153,990	$ 258,950
Mortgage loans held for sale	6,335	4,862	6,204	4,629	5,305
Investment securities	1,436,748	1,424,815	1,491,865	1,578,401	1,618,799
Federal Home Loan Bank stock	23,475	31,193	29,735	21,121	20,519
Loans	6,381,869	6,174,309	5,973,801	5,808,924	5,676,193
Total interest earning assets	8,099,636	7,783,997	7,660,117	7,567,065	7,579,766
Total assets	8,718,416	8,384,605	8,246,735	8,153,364	8,116,569
Non-interest bearing deposits	1,492,624	1,510,515	1,515,708	1,500,602	1,663,962
Interest bearing deposits	5,531,441	5,047,771	4,971,804	5,058,743	5,025,240
Total deposits	7,024,065	6,558,286	6,487,512	6,559,345	6,689,202
Securities sold under agreement to repurchase	148,414	156,865	147,327	164,979	130,148
Federal funds purchased	6,508	8,480	10,127	10,161	13,606
Federal Home Loan Bank advances	300,000	461,141	441,484	274,451	205,435
Subordinated debentures	26,806	26,806	26,806	26,794	26,706
Total interest bearing liabilities	6,013,169	5,701,063	5,597,548	5,535,128	5,401,135
Accumulated other comprehensive income (loss)	(81,585)	(88,362)	(99,640)	(95,747)	(125,843)
Total stockholders' equity	937,782	910,274	878,233	861,029	817,682

Performance Ratios
Annualized return on average assets (4)	1.45%	1.39%	1.35%	1.28%	1.17%
Annualized return on average equity (4)	13.45%	12.83%	12.64%	12.09%	11.62%
Net interest margin, fully tax equivalent	3.44%	3.33%	3.26%	3.20%	3.25%
Non-interest income to total revenue, fully tax equivalent	25.12%	27.59%	27.58%	27.89%	28.22%
Efficiency ratio, fully tax equivalent (2)	55.21%	53.92%	57.26%	58.68%	57.80%

Loans Segmentation
Commercial real estate - non-owner occupied	$ 1,835,935	$ 1,686,448	$ 1,652,614	$ 1,609,483	$ 1,561,689
Commercial real estate - owner occupied	1,002,853	949,538	943,013	931,973	907,424
Commercial and industrial	1,438,654	1,379,293	1,356,970	1,293,696	1,307,128
Residential real estate - owner occupied	805,080	783,337	749,870	723,234	708,893
Residential real estate - non-owner occupied	382,744	381,051	365,846	360,958	358,715
Construction and land development	623,005	674,918	586,820	532,183	531,324
Home equity lines of credit	247,433	236,819	223,304	212,443	211,390
Consumer	144,644	143,684	151,221	145,022	145,340
Leases	15,514	16,760	17,258	16,619	15,503
Credit cards	24,540	26,285	24,047	24,104	23,632
Total loans and leases	$ 6,520,402	$ 6,278,133	$ 6,070,963	$ 5,849,715	$ 5,771,038

Deposit Segmentation
Interest bearing demand	$ 2,649,142	$ 2,361,192	$ 2,422,828	$ 2,414,118	$ 2,480,357
Savings	419,355	420,772	429,095	436,501	438,834
Money market	1,403,978	1,259,484	1,177,995	1,241,822	1,219,656
Time deposits	1,237,788	1,176,422	1,056,806	1,035,422	983,277
Non-Interest bearing deposits	1,456,138	1,508,203	1,482,514	1,481,217	1,548,624
Total deposits	$ 7,166,401	$ 6,726,073	$ 6,569,238	$ 6,609,080	$ 6,670,748

Asset Quality Data
Non-accrual loans	$ 21,727	$ 16,288	$ 17,371	$ 13,984	$ 19,058
Modifications to borrowers experiencing financial difficulty	-	-	-	-	-
Loans past due 90 days or more and still accruing	487	870	186	106	110
Total non-performing loans	22,214	17,158	17,557	14,090	19,168
Other real estate owned	10	10	10	10	10
Total non-performing assets	$ 22,224	$ 17,168	$ 17,567	$ 14,100	$ 19,178
Non-performing loans to total loans	0.34%	0.27%	0.29%	0.24%	0.33%
Non-performing assets to total assets	0.25%	0.20%	0.21%	0.17%	0.23%
Allowance for credit losses on loans to total loans	1.33%	1.36%	1.35%	1.38%	1.38%
Allowance for credit losses on loans to average loans	1.36%	1.38%	1.38%	1.39%	1.40%
Allowance for credit losses on loans to non-performing loans	391%	497%	468%	574%	414%
Net (charge-offs) recoveries	$ (625)	$ (1,137)	$ 183	$ 348	$ (4,472)
Net (charge-offs) recoveries to average loans (6)	-0.01%	-0.02%	0.00%	0.01%	-0.08%

Other Information
Total WM&T assets under management (in millions)	$ 7,066	$ 7,317	$ 7,479	$ 7,496	$ 7,160
Full-time equivalent employees	1,080	1,068	1,051	1,062	1,075

(1) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23
Provision for credit losses - loans	$ 2,225	$ 4,325	$ 1,075	$ 1,175	$ 5,771
Provision for credit losses - off balance sheet exposures	450	-	225	250	275
Total provision for credit losses	$ 2,675	$ 4,325	$ 1,300	$ 1,425	$ 6,046

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income.
	Quarterly Comparison
(Dollars in thousands)	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23
Total non-interest expenses (a)	$ 51,657	$ 48,452	$ 49,109	$ 48,961	$ 50,013

Total net interest income, fully tax equivalent	$ 70,057	$ 65,064	$ 62,113	$ 60,167	$ 62,112
Total non-interest income	23,507	24,797	23,655	23,271	24,417
Total revenue - Non-GAAP (b)	93,564	89,861	85,768	83,438	86,529

Efficiency ratio - Non-GAAP (a/b)	55.21%	53.92%	57.26%	58.68%	57.80%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23
Total stockholders' equity - GAAP (a)	$ 940,476	$ 934,094	$ 894,535	$ 874,711	$ 858,103
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(15,818)	(17,149)	(18,201)	(19,252)	(20,304)
Tangible common equity - Non-GAAP (c)	$ 730,584	$ 722,871	$ 682,260	$ 661,385	$ 643,725

Total assets - GAAP (b)	$ 8,863,419	$ 8,437,280	$ 8,315,325	$ 8,123,128	$ 8,170,102
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(15,818)	(17,149)	(18,201)	(19,252)	(20,304)
Tangible assets - Non-GAAP (d)	$ 8,653,527	$ 8,226,057	$ 8,103,050	$ 7,909,802	$ 7,955,724

Total stockholders' equity to total assets - GAAP (a/b)	10.61%	11.07%	10.76%	10.77%	10.50%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.44%	8.79%	8.42%	8.36%	8.09%

Total shares outstanding (e)	29,431	29,414	29,388	29,393	29,329

Book value per share - GAAP (a/e)	$ 31.96	$ 31.76	$ 30.44	$ 29.76	$ 29.26
Tangible common equity per share - Non-GAAP (c/e)	24.82	24.58	23.22	22.50	21.95

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

(5) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income. Interest income, yields and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal corporate income tax rate of 21%.

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.